TriNet Announces Fourth Quarter and Fiscal Year 2020 Results

4% Growth in GAAP Total Revenues and 2% Decline in Net Service Revenues for the Fourth Quarter 2020
5% Growth in GAAP Total Revenues and 14% Growth in Net Service Revenues for Fiscal Year 2020

DUBLIN, Calif. — February 16, 2021 — TriNet Group, Inc. (NYSE: TNET), a leading provider of comprehensive human resources solutions for small and medium-size businesses, today announced financial results for the fourth quarter and fiscal year ended December 31, 2020. The fourth quarter and fiscal year highlights below include non-GAAP financial measures which are reconciled later in this release.
Fourth quarter highlights include:
•Total revenues increased 4% to $1.1 billion and Net Service Revenues decreased 2% to $221 million, as compared to the same period last year.
•Net income was $22 million, or $0.32 per diluted share, compared to net income of $48 million, or $0.68 per diluted share, in the same period last year.
•Adjusted Net Income was $30 million, or $0.44 per diluted share, compared to Adjusted Net Income of $59 million, or $0.84 per diluted share, in the same period last year.
•Adjusted EBITDA was $56 million, representing an Adjusted EBITDA Margin of 25%.
•Average Worksite Employees (WSEs) decreased 3% as compared to the same period last year, to approximately 327,000.
•Total WSEs decreased 2% compared to the same period last year, to approximately 332,000.
Full year highlights include:
•Total revenues increased 5% to $4.0 billion and Net Service Revenues increased 14% to $1.1 billion, as compared to 2019.
•Net income was $272 million, or $3.99 per diluted share, compared to net income of $212 million, or $2.99 per diluted share, in 2019.
•Adjusted Net Income was $303 million, or $4.44 per diluted share, compared to Adjusted Net Income of $236 million, or $3.33 per diluted share, in 2019.
•Adjusted EBITDA was $468 million, representing an Adjusted EBITDA Margin of 44%.
•Average WSEs were no change compared to 2019, at approximately 324,000.

“I was pleased with the strength of our Fourth Quarter financial and operating performance," said Burton M. Goldfield, TriNet’s President and CEO. "Our Fourth Quarter performance demonstrated the strength of our business model as well as the durability and vitality of our customers. Throughout 2020, the TriNet team and our customers worked together to navigate the unprecedented challenges presented by the COVID-19 pandemic. We provided support for our customers through the dedication of our service team and through innovative offerings such as our Recovery Credit Program. As we look to 2021 and as vaccines become widely disseminated, we are hopeful for a safe resolution to the COVID-19 pandemic, and we are prepared for a normalization of the business environment. TriNet is ready to grow with our customers."

TriNet’s total revenues for the fourth quarter of 2020 increased 4% from the fourth quarter of 2019 to $1.1 billion, while Net Service Revenues (total revenues less insurance costs) for the fourth quarter of 2020 decreased 2% to $221 million compared to fourth quarter 2019. Net Insurance Service Revenues consisted of insurance service revenues of $922 million, less insurance costs of $842 million. Professional service revenues for the fourth quarter of 2020 increased 3%, and Net Insurance Service Revenues for the fourth quarter of 2020 decreased 10%, each as compared to the fourth quarter of 2019.
TriNet’s total revenues for the full year of 2020 increased 5% from the full year of 2019 to $4.0 billion, while Net Service Revenues (total revenues less insurance costs) for the full year of 2020 increased 14% from the full year of 2019 to $1.1 billion. Net Insurance Service Revenues consisted of insurance service revenues of $3.5 billion, less insurance costs of $3.0 billion. Professional service revenues for the full year of 2020 increased 3%, and Net Insurance Service Revenues for the full year of 2020 increased 28%, each as compared to the full year of 2019.
At December 31, 2020, TriNet had cash and cash equivalents of $301 million and total debt of $370 million.
First Quarter and Full-Year 2021 Guidance
In addition to announcing our fourth quarter and fiscal year 2020 results, we provide our first quarter and full-year 2021 guidance. Non-GAAP financial measures are reconciled later in this release. Percentages reflect the increase or (decrease) from the prior year quarter and prior year end.

	Q1 2021		Full Year 2021
	Low	High	Low	High
Total revenues	2%	4%	8%	11%
Professional Service Revenues	(4)%	(3)%	6%	8%
Net Insurance Margin	12.5%	14.5%	10%	11%
Adjusted EBITDA Margin	44%	48%	37%	40%
Diluted net income per share of common stock	$1.10	$1.34	$2.79	$3.31
Adjusted Net Income per share - diluted	$1.16	$1.39	$3.35	$3.90
Annual Report on Form 10-K
We anticipate filing our Annual Report on Form 10-K (“Form 10-K”) for the year ended December 31, 2020 with the U.S. Securities and Exchange Commission (SEC) and making it available at http://www.trinet.com today, February 16, 2021. This press release should be read in conjunction with the Form 10-K and the related Notes to Consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in the Form 10-K.
Earnings Conference Call and Audio Webcast
TriNet will host a conference call at 2:00 p.m. PT (5:00 p.m. ET) today to discuss its fourth quarter and fiscal year results for 2020 and provide first quarter and full-year financial guidance for 2021. TriNet encourages participants to pre-register for the conference call. Callers who pre-register will be given a unique PIN to gain immediate access to the call and bypass the live operator. To pre-register, go to: https://dpregister.com/sreg/10151772/e16a7c98e0. For those who would like to join the call but have not pre-registered, they can do so by dialing +1 (412) 317-5426 and requesting the “TriNet Conference Call.” The live webcast of the conference call can be accessed on the Investor Relations section of TriNet’s website at http://investor.trinet.com. A replay of the webcast will be available on this website for approximately one year. A telephonic replay will be available for one week following the conference call at +1 (412) 317-0088 conference ID: 10151772

About TriNet
TriNet is a leading provider of a comprehensive human resources solution for small to medium-size businesses, or SMBs. We enhance business productivity by enabling our clients to outsource their human resources, or HR, function to us, allowing them to focus on operating and growing their core businesses. Our HR solutions include services such as payroll processing, human capital consulting, employment law compliance and employee benefits, including health insurance, retirement plans and workers compensation insurance. Our services are delivered by our expert team of HR professionals and enabled by our technology platform, with online and mobile tools, which allow our clients and their employees to efficiently conduct their HR transactions anytime and anywhere. For more information, please visit http://www.trinet.com.
Use of Non-GAAP Financial Measures
Reconciliations of non-GAAP financial measures to TriNet’s financial results as determined in accordance with GAAP are included at the end of this press release following the accompanying financial data. For a description of these non-GAAP financial measures, including the reasons management uses each measure, please see the section titled “Non-GAAP Financial Measures.”
Forward-Looking Statements
This press release contains, and statements made during the above referenced conference call will contain, statements that are not historical in nature, are predictive in nature, or that depend upon or refer to future events or conditions or otherwise contain forward-looking statements within the meaning of Section 21 of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, including, among other things, TriNet’s expectations and assumptions regarding: TriNet's financial guidance for the first quarter and full-year 2021 and the underlying assumptions. Forward-looking statements are often identified by the use of words such as, but not limited to, “ability,” “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” "guidance," “impact,” “intend,” “may,” “plan,” "predict," “project,” “seek,” “should,” “strategy,” “target,” “value,” “will,” “would” and similar expressions or variations. These statements are not guarantees of future performance, but are based on management’s expectations as of the date hereof and assumptions that are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from our current expectations and any past or future results, performance or achievements. Investors are cautioned not to place undue reliance upon any forward-looking statements.

Important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include: the economic, health and business disruption caused by the COVID-19 pandemic; the impact of the COVID-19 pandemic on our clients and prospects, insurance costs and operations; the impact of the COVID-19 pandemic on the laws and regulations that impact our industry and clients; our ability to mitigate the business risks we face as a co-employer; our ability to manage unexpected changes in workers’ compensation and health insurance claims and costs by worksite employees; the effects of volatility in the financial and economic environment on the businesses that make up our client base, and the concentration of our clients in certain geographies and industries; the impact of failures or limitations in the business systems we rely upon; the impact of our Recovery Credit program; adverse changes in our insurance coverage or our relationships with key insurance carriers; our ability to improve our technology to satisfy regulatory requirements and meet the expectations of our clients and manage client attrition; our ability to effectively integrate businesses we have acquired or may acquire in the future; our ability to effectively manage and improve our operational processes; our ability to attract and retain qualified personnel; the effects of increased competition and our ability to compete effectively; the impact on our business of cyber-attacks and security breaches; our ability to secure our information technology infrastructure and our confidential, sensitive and personal information; our ability to comply with constantly evolving data privacy and security laws; our ability to manage changes in, uncertainty regarding, or adverse application of the complex laws and regulations that govern our business; changing laws and regulations governing health insurance and employee benefits; our ability to be recognized as an employer of worksite employees under federal and state regulations; changes in the laws and regulations that govern what it means to be an employer, employee or independent contractor; our ability to comply with the laws and regulations that govern PEOs and other similar industries; the outcome of existing and future legal and tax proceedings; fluctuation in our results of operation and stock price due to factors outside of our control, such as the volume and severity of our workers’ compensation and health insurance claims and the amount and timing of our insurance costs, operating expenses and capital expenditure requirements; our ability to comply with the restrictions of our credit facility and meet our debt obligations; and the impact of concentrated ownership in our stock. Any of these factors could cause our actual results to differ materially from our anticipated results.

Further information on risks that could affect TriNet’s results is included in our filings with the SEC, including under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are available on our investor relations website at http://investor.trinet.com and on the SEC website at www.sec.gov. Copies of these filings are also available by contacting TriNet Corporation's Investor Relations Department at (510) 875-7201. Except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements in this press release, and any forward-looking statements in this press release speak only as of the date of this press release. In addition, we do not assume any obligation, and do not intend, to update any of our forward-looking statements, except as required by law.

Contacts:
Investors:	Media:
Alex Bauer	Renee Brotherton
TriNet	TriNet
Investorrelations@TriNet.com	Renee.Brotherton@TriNet.com
(510) 875-7201	(408) 646-5103

FINANCIAL HIGHLIGHTS
Key Financial and Operating Metrics
We regularly review certain key financial and operating metrics to evaluate growth trends, measure our performance and make strategic decisions. These key financial and operating metrics may change over time. Our key financial and operating metrics for the periods presented were as follows:

	Three Months Ended December 31,			Year Ended December 31,
(in millions, except per share and WSE data)	2020	2019	% Change	2020	2019	% Change
Income Statement Data:
Total revenues	$1,063	$1,018	4%	$4,034	$3,856	5%
Operating income	30	63	(52)	368	268	37
Net income	22	48	(54)	272	212	28
Diluted net income per share of common stock	0.32	0.68	(53)	3.99	2.99	33
Non-GAAP measures (1):
Net Service Revenues	221	226	(2)	1,055	929	14
Net Insurance Service Revenues	80	89	(10)	511	399	28
Adjusted EBITDA	56	92	(39)	468	378	24
Adjusted Net income	30	59	(49)	303	236	28
Operating Metrics:
Average WSEs	326,901	337,103	(3)%	323,672	324,927	—%
Total WSEs at period end	331,908	340,017	(2)	331,908	340,017	(2)
(1)    Refer to Non-GAAP Financial Measures section below for definitions and reconciliations from GAAP measures.

(in millions)	December 31, 2020	December 31, 2019	% Change
Balance Sheet Data:
Working capital	290	228	27%
Total assets	3,043	2,748	11
Debt	370	391	(5)
Total stockholders’ equity	607	475	28

	Year Ended December 31,
(in millions)	2020	2019	% Change
Cash Flow Data:
Net cash used in operating activities	$546	$471	16%
Net cash used in investing activities	(151)	(188)	(20)
Net cash provided by (used in) financing activities	(208)	(176)	18
Non-GAAP measure(1):
Corporate operating cash flows	338	233	45
(1)    Refer to Non-GAAP Financial Measures section below for definitions and reconciliations from GAAP measures.

FINANCIAL STATEMENTS
TRINET GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(in millions except per share data)	2020	2019	2020	2019
Professional service revenues	$141	$137	$544	$530
Insurance service revenues	922	881	3,490	3,326
Total revenues	1,063	1,018	4,034	3,856
Insurance costs	842	792	2,979	2,927
Cost of providing services	70	59	262	245
Sales and marketing	50	45	186	190
General and administrative	46	38	152	137
Systems development and programming	13	9	40	43
Depreciation and amortization of intangible assets	12	12	47	46
Total costs and operating expenses	1,033	955	3,666	3,588
Operating income	30	63	368	268
Other income (expense):
Interest expense, bank fees and other	(6)	(4)	(21)	(21)
Interest income	2	5	10	23
Income before provision for income taxes	26	64	357	270
Income taxes	4	16	85	58
Net income	$22	$48	$272	$212
Other comprehensive income, net of income taxes	4	(1)	4	—
Comprehensive income	$26	$47	$276	$212
Net income per share:
Basic	$0.33	$0.69	$4.03	$3.04
Diluted	$0.32	$0.68	$3.99	$2.99
Weighted average shares:
Basic	66	69	67	70
Diluted	67	70	68	71

FINANCIAL STATEMENTS
TRINET GROUP, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions)	December 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$301	$213
Investments	57	68
Restricted cash, cash equivalents and investments	1,388	1,180
Accounts receivable, net	18	9
Unbilled revenue, net	246	285
Prepaid expenses, net	63	52
Other current assets	87	64
Total current assets	2,160	1,871
Restricted cash, cash equivalents and investments, noncurrent	210	212
Investments, noncurrent	138	125
Property, equipment and software, net	79	85
Operating lease right-of-use asset	51	55
Goodwill	294	289
Other intangible assets, net	18	15
Other assets	93	96
Total assets	$3,043	$2,748
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and other current liabilities	$50	$31
Long-term debt	22	22
Client deposits and other client liabilities	134	44
Accrued wages	309	391
Accrued health insurance costs, net	172	167
Accrued workers' compensation costs, net	59	61
Payroll tax liabilities and other payroll withholdings	1,095	901
Operating lease liabilities	11	17
Insurance premiums and other payables	18	9
Total current liabilities	1,870	1,643
Long-term debt, noncurrent	348	369
Accrued workers' compensation costs, noncurrent, net	138	144
Deferred taxes	22	61
Operating lease liabilities, noncurrent	49	48
Other non-current liabilities	9	8
Total liabilities	2,436	2,273
Stockholders’ equity:
Preferred stock	—	—
Common stock and additional paid-in capital	747	694
Accumulated deficit	(144)	(219)
Accumulated other comprehensive income	4	—
Total stockholders’ equity	607	475
Total liabilities and stockholders’ equity	$3,043	$2,748

FINANCIAL STATEMENTS
TRINET GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
(in millions)	2020	2019
Operating activities
Net income	$272	$212
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	67	57
Lease modification and impairment	1	—
Amortization of ROU asset	14	16
Accretion of discount rate on lease liabilities	2	—
Stock based compensation	43	41
Deferred income taxes	(42)	(7)
Amortization of (premium) discount of investments	1	(1)
Changes in operating assets and liabilities:
Accounts receivable, net	(7)	5
Unbilled revenue, net	39	19
Prepaid expenses, net	(12)	(5)
Accounts payable and other current liabilities	19	(15)
Client deposits and other client liabilities	87	(12)
Accrued wages	(82)	40
Accrued health insurance costs, net	5	32
Accrued workers' compensation costs, net	(9)	(20)
Payroll taxes payable and other payroll withholdings	194	172
Operating lease liabilities	(19)	(17)
Other assets	(38)	(34)
Other liabilities	11	(12)
Net cash (used in) provided by operating activities	546	471
Investing activities
Purchases of marketable securities	(327)	(302)
Proceeds from sale and maturity of marketable securities	224	159
Acquisitions of property and equipment	(36)	(45)
Other	(12)	—
Net cash used in investing activities	(151)	(188)
Financing activities
Repurchase of common stock	(178)	(140)
Proceeds from issuance of common stock	10	11
Awards effectively repurchased for required employee withholding taxes	(18)	(25)
Proceeds from revolving credit agreement borrowings	234	—
Repayment of revolving credit agreement	(234)	—
Repayment of debt	(22)	(22)
Net cash used in financing activities	(208)	(176)
Net (decrease) increase in cash and cash equivalents, unrestricted and restricted	187	107
Cash and cash equivalents, unrestricted and restricted:
Beginning of period	1,456	1,349
End of period	$1,643	$1,456

Supplemental disclosures of cash flow information
Interest paid	$16	$19
Income taxes paid, net	123	62
Supplemental schedule of noncash investing and financing activities
Payable for purchase of property and equipment	$2	$2

NON-GAAP FINANCIAL MEASURES
Non-GAAP Financial Measures
In addition to the selected financial measures presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), we monitor other non-GAAP financial measures that we use to manage our business, to make planning decisions, to allocate resources and to use as performance measures in our executive compensation plan. These key financial measures provide an additional view of our operational performance over the long term and provide information that we use to maintain and grow our business.
The presentation of these non-GAAP financial measures is used to enhance the understanding of certain aspects of our financial performance. It is not meant to be considered in isolation, superior to, or as a substitute for the directly comparable financial measures prepared in accordance with GAAP.

Non-GAAP Measure	Definition	How We Use The Measure
Net Service Revenues	• Sum of professional service revenues and Net Insurance Service Revenues, or total revenues less insurance costs.
• Provides a comparable basis of revenues on a net basis. Professional service revenues are represented net of client payroll costs whereas insurance service revenues are presented gross of insurance costs for financial reporting purposes.
• Acts as the basis to allocate resources to different functions and evaluates the effectiveness of our business strategies by each business function.
• Provides a measure, among others, used in the determination of incentive compensation for management.

Net Insurance Service Revenues	• Insurance revenues less insurance costs.
• Is a component of Net Service Revenues.
• Provides a comparable basis of revenues on a net basis. Professional service revenues are presented net of client payroll costs whereas insurance service revenues are presented gross of insurance costs for financial reporting purposes. Promotes an understanding of our insurance services business by evaluating insurance service revenues net of our WSE related costs which are substantially pass-through for the benefit of our WSEs. Under GAAP, insurance service revenues and costs are recorded gross as we have latitude in establishing the price, service and supplier specifications.

Net Insurance Margin	• Net Insurance Margin (NIM) is the ratio of Net Insurance Services Revenues to insurance service revenues.	• Provides a comparable basis of Net Insurance Service Revenues relative to insurance service revenues. Promotes an understanding of our pricing to risk performance.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA	• Net income, excluding the effects of: - income tax provision, - interest expense, - depreciation, - amortization of intangible assets, and - stock-based compensation expense.
• Provides period-to-period comparisons on a consistent basis and an understanding as to how our management evaluates the effectiveness of our business strategies by excluding certain non-cash charges such as depreciation and amortization, and stock-based compensation recognized based on the estimated fair values. We believe these charges are either not directly resulting from our core operations or not indicative of our ongoing operations.
• Enhances comparisons to prior periods and, accordingly, facilitates the development of future projections and earnings growth prospects.
• Provides a measure, among others, used in the determination of incentive compensation for management.
• We also sometimes refer to Adjusted EBITDA margin, which is the ratio of Adjusted EBITDA to Net Service Revenue.

Adjusted Net Income
• Net income, excluding the effects of:
- effective income tax rate(1),
- stock-based compensation,
- amortization of intangible assets,
- non-cash interest expense(2), and
- the income tax effect (at our effective tax rate(1)) of these pre-tax adjustments.

• Provides information to our stockholders and board of directors to understand how our management evaluates our business, to monitor and evaluate our operating results, and analyze profitability of our ongoing operations and trends on a consistent basis by excluding certain non-cash charges.

Corporate Operating Cash Flows
• Net cash (used in) provided by operating activities, excluding the effects of:
- Assets associated with WSEs (accounts receivable, unbilled revenue, prepaid expenses and other current assets) and
- Liabilities associated with WSEs (client deposits, accrued wages, payroll tax liabilities and other payroll withholdings, accrued health benefit costs, accrued workers' compensation costs, insurance premiums and other payables, and other current liabilities).

• Provides information that our stockholders and management can use to evaluate our cash flows from operations independent of the current assets and liabilities associated with our WSEs.
• Enhances comparisons to prior periods and, accordingly, used as a liquidity measure to manage liquidity between corporate and WSE related activities, and to help determine and plan our cash flow and capital strategies.

(1)     Non-GAAP effective tax rate is 25.5% and 26% for the fourth quarter and full year of 2020 and 2019, respectively, which excludes the income tax impact from stock-based compensation, changes in uncertain tax positions, and nonrecurring benefits or expenses from federal legislative changes.
(2)    Non-cash interest expense represents amortization and write-off of our debt issuance costs.

NON-GAAP FINANCIAL MEASURES
Reconciliation of GAAP to Non-GAAP Measures

The table below presents a reconciliation of total revenues to Net Service Revenues:

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2020	2019	2020	2019
Total revenues	$1,063	$1,018	$4,034	$3,856
Less: Insurance costs	842	792	2,979	2,927
Net Service Revenues	$221	$226	$1,055	$929
The table below presents a reconciliation of insurance service revenues to Net Insurance Service Revenues:

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2020	2019	2020	2019
Insurance service revenues	$922	$881	$3,490	$3,326
Less: Insurance costs	842	792	2,979	2,927
Net Insurance Service Revenues	$80	$89	$511	$399
NIM	9%	10%	15%	12%

The table below presents a reconciliation of net income to Adjusted EBITDA:

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2020	2019	2020	2019
Net income	$22	$48	$272	$212
Provision for income taxes	4	16	85	58
Stock based compensation	12	12	43	41
Interest expense and bank fees	6	4	21	21
Depreciation and amortization of intangible assets	12	12	47	46
Adjusted EBITDA	$56	$92	$468	$378
Adjusted EBITDA Margin	25%	41%	44%	41%

The table below presents a reconciliation of net income to Adjusted Net Income and Adjusted Net Income per share - diluted:

	Three Months Ended December 31,		Year Ended December 31,
(in millions, except per share data)	2020	2019	2020	2019
Net income	$22	$48	$272	$212
Effective income tax rate adjustment	(3)	1	(6)	(11)
Stock based compensation	12	12	43	41
Amortization of intangible assets	1	1	5	5
Non-cash interest expense	1	—	1	1
Income tax impact of pre-tax adjustments	(3)	(3)	(12)	(12)
Adjusted Net Income	$30	$59	$303	$236
GAAP weighted average shares of common stock - diluted	67	70	68	71
Adjusted Net Income per share - diluted	$0.44	$0.84	$4.44	$3.33

NON-GAAP FINANCIAL MEASURES
The table below presents a reconciliation of net cash used in operating activities to Corporate Operating Cash flows:

	Year Ended December 31,
(in millions)	2020	2019
Net cash provided by operating activities	$546	$471
Less: Change in WSE related other current assets	10	15
Less: Change in WSE related liabilities	198	223
Net cash provided by operating activities - WSE	$208	$238
Net cash provided by operating activities - Corporate	$338	$233
Reconciliation of GAAP to Non-GAAP Measures for the first quarter and full-year 2021 guidance.
Low and high percentages represent increases (decreases) from the same period in the previous year.
The table below presents a reconciliation of insurance service revenues to Net Insurance Service Revenues and NIM:

	Q1 2020	Q1 2021 Guidance		FY 2020	Year 2021 Guidance
(in millions)	Actual	Low	High	Actual	Low	High
Insurance service revenues	$892	3%	5%	$3,490	8%	11%
Less: Insurance costs	765	5	4	2,979	14	16
Net Insurance Service Revenues	$127	(9)%	7%	$511	(25)%	(17)%
NIM	14%	12.5%	14.5%	15%	10%	11%
The table below presents a reconciliation of net income to Adjusted EBITDA:

	Q1 2020	Q1 2021 Guidance		FY 2020	Year 2021 Guidance
(in millions)	Actual	Low	High	Actual	Low	High
Net income	$91	(18)%	(1)%	$272	(31)%	(18)%
Provision for income taxes	30	(41)	(25)	85	(31)	(16)
Stock based compensation	9	30	36	43	18	22
Interest expense and bank fees	4	(47)	(47)	21	(61)	(61)
Depreciation and amortization of intangible assets	11	3	3	47	(4)	(4)
Adjusted EBITDA	$145	(19)%	(5)%	$468	(25)%	(15)%
Adjusted EBITDA Margin	51%	44%	48%	44%	37%	40%
The table below presents a reconciliation of net income to Adjusted Net Income and Adjusted Net Income per share - diluted:

	Q1 2020	Q1 2021 Guidance		FY 2020	Year 2021 Guidance
(in millions, except per share data)	Actual	Low	High	Actual	Low	High
Net income	$91	(18)%	(1)%	$272	(31)%	(18)%
Effective income tax rate adjustment	(1)	1014	1063	(6)	(26)	(35)
Stock based compensation	9	30	36	43	18	22
Amortization of intangible assets	1	(1)	(1)	5	(1)	(1)
Non-cash interest expense	—	—	—	1	—	—
Income tax impact of pre-tax adjustments	(3)	26	31	(12)	16	20
Adjusted Net Income	$97	(20)%	(4)%	$303	(25)%	(13)%
GAAP weighted average shares of common stock - diluted	69			68
Adjusted Net Income per share - diluted	$1.41	$1.16	$1.39	$4.44	$3.35	$3.90